Exhibit 10.11
American Medical Systems Holdings, Inc.
Non-employee Director Compensation Summary
Annual Cash Retainer

We pay our non-employee directors an annual cash retainer for serving on the Board and Committees as follows:

Annual Board Retainer	$40,000
Lead Director Retainer	$30,000
Audit Committee member	$10,000
Audit Committee chair	$20,000
Compensation Committee member	$5,000
Compensation Committee chair	$10,000
Nominating/Corporate Governance Committee member	$3,000
Nominating/Corporate Governance Committee chair	$7,500
Technology/Business Development member	$4,000
Technology/Business Development chair	$6,000
Equity Awards: Stock Options and Restricted Stock Awards
Beginning in fiscal 2010, we also provide equity compensation to our non-employee directors in the form of non-qualified stock option grants and restricted stock awards. The program provides for a fixed value equity target award of $155,000 for each non-employee director with an equity mix of 75% non-qualified stock options (or approximately $116,250) and 25% restricted stock awards (or approximately $38,750). Non-qualified stock options and restricted stock awards are granted to our non-employee directors as of the date of the director’s first elected or re-elected to the board, and on an annual basis thereafter.
Stock Options. Pursuant to our program, on April 29, 2010 (the date of our 2010 annual meeting of stockholders), we granted Mr. Emmitt, Mr. Graf, Ms. Kiernan, Dr. McLellan, Dr. Porter, Mr. Sharma and Mr. Timbie each an non-qualified stock option to purchase 17,000 shares of our common stock. All options were granted under our 2005 Stock Incentive Plan. These options have an exercise price equal to $18.36, the fair market value of one share of common stock on the date of grant (as determined under the plan as the closing sale price of our common stock as of the date of grant), and expire seven years from the grant date. The options become exercisable on April 15 of each of the first three years after the grant date. Upon a change in control, all outstanding options would become immediately exercisable in full and remain exercisable for a period of up to five years, not to exceed the expiration date of the option.
Restricted Stock Awards. Pursuant to our program, on April 29, 2010 (the date of our 2010 annual meeting of stockholders), we awarded Mr. Emmitt, Mr. Graf, Ms. Kiernan, Dr. McLellan, Dr. Porter, Mr. Sharma and Mr. Timbie each 2,120 restricted stock shares (the number of restricted stock shares equal to the value $38,750 based on the closing stock price on April 29, 2010). All awards were issued under our 2005 Stock Incentive Plan. These awards have a three-year vesting schedule with one-third of the total grant vesting on April 15 of each of the first three years after the grant date. A director must be providing service on the vest date to benefit from that period’s vesting. All unvested shares are canceled on the last day of the director’s service. Upon a change in control, all unvested shares would vest immediately.
Expenses
In addition, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending regularly scheduled meetings.